DECHERT PRICE & RHOADS
                              1775 Eye Street, N.W.
                                Washington, D.C.
                             Telephone: 202-261-3300
                                Fax: 202-261-3333




                                 August 26, 1998


Pilgrim America Investment Funds, Inc.
40 North Central Avenue, Suite 1200
Phoenix, Arizona 85004-4424

                  Re:      Pilgrim America Investment Funds, Inc.
                           (File No. 811-4504)

Dear Sirs:

         In connection with the registration under the Securities Act of 1933, as amended, of an indefinite number of shares of common stock of the Pilgrim America MagnaCap Fund and Pilgrim America High Yield Fund series of Pilgrim America Investment Funds, Inc. (the "Company"), we have examined such matters as we have deemed necessary to give this opinion.

         On the basis of the foregoing, it is our opinion that the shares have been duly authorized and, when paid for as contemplated by the Company's Registration Statement, will be validly issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to all references to our firm therein.


                                                     Very truly yours,



                                                     /s/ Dechert Price & Rhoads